[LOGO ADVANCED ID CORPORATION]
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NEWS RELEASE
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For Immediate Release

ADVANCED ID ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Calgary, Alberta - July 27, 2005 - Advanced ID Corporation (OTCBB: AIDO), a complete solutions provider in the radio frequency identification (RFID) and traceability market for the animal industry, announced changes to its Board of Directors.

Advanced ID appointed Terry Fields and David Goldenberg to its Board of Directors. Fields practiced law in California for over thirty-three years, initially in litigation, but ultimately concentrating in corporate and business law. Fields has been a director of twelve public corporations over the last twenty years and President of six of those, equally distributed between the U.S. and Canada. Fields has extensive business experience, especially with public corporations and their securities, as well as mergers and acquisitions. Fields has strong ties with the financial communities, both domestic and international, having lived in Europe for five years. At present, Fields is President and Director of Sunburst Acquisitions IV (SBAQ), Bishop Resources Inc. (BIS) and Visual Statement Inc., a private Canadian corporation.

Goldenberg brings over twenty five years of legal experience to the company. During that time, he represented both private and public companies, sat on numerous Boards of Directors, was involved in various areas of securities law, and has taught and published in Alberta on many aspects of corporate law. Goldenberg has extensive experience and knowledge of the Company and is currently the acting President of Heritage Ventures Ltd. In addition, Goldenberg is a director for Borealis Exploration Limited, Screen Giant Media Corp. and Stanley Park Court Ltd.

Fields and Goldenberg replace Barry Bennett and Todd Noble who announced their resignation from the Board as part of Advanced ID's strategic plan to add independent directors as it moves towards securing a listing on a senior stock exchange.

Seymour Kazimirski, Chairman of Advanced ID Corporation, stated, "We are very pleased and fortunate to add Terry and Dave as directors. Their wealth of experience and leadership will be a great asset as we continue our goal of becoming the global radio frequency identification solution of choice in the livestock industry.

We are now entering a new phase in the future of Advanced ID. As a new technology, we have had many challenges to deal with, including the issue of new standards. We have had to implement test sites in various countries around the world which we believe now prove unequivocally that Advanced ID has achieved its goal as the leader in reading range and versatility for animal identification. As in all new technology, time has taken its toll but we are now ready for production, sales and marketing. Our client base is increasing as the word gets out that Advanced ID's UHF tags and readers are far better than the current low frequency products available today.

Our focus has been to deliver a seamless system for our market and now that we have this in place, we must concentrate on that focus. To prepare for this, Barry Bennett has assumed the duties of COO and we have begun an immediate search for a new CEO. We are very optimistic and believe that our current revenues will surpass our budget and will be well above last year.

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I am very optimistic that we are ready for this next phase to confirm that
Advanced ID is the industry leader in UHF tags and readers. With mad cow disease, foot and mouth disease, and the bird flu epidemic, the possible spread through swine and humans has been a recognized and publicized fear of the World Health Organization as the greatest potential pandemic facing the world today. We are working with many different countries around the world to have an immediate solution to tracing livestock. The market is enormous with 1.3 billion cattle, 1.0 billion sheep, 939 million pigs and 16 billion chickens worldwide. This is just the beginning. We have had inquiries from Taiwan, China, European Union and New Zealand.

Our optimism is well founded and we will provide the solution required for immediate trace back better than any other supplier today."

About Advanced ID Corporation

Advanced ID Corporation is a complete solutions provider in the radio frequency identification (RFID) and traceability market for the animal industry. RFID provides a means to positively identify and track animals or objects. Advanced ID markets low frequency RFID microchips, scanners, and its pet recovery database to the companion animal and biological sciences markets. Advanced ID also markets its ultra high frequency DataTRAC(TM) tags, readers, and software solutions to minimize or eliminate the impact of biosecurity and food safety issues related to the livestock industry. For more information, please visit the company's website at www.advancedidcorp.com.

Contact: Terry Fields, Director
         Advanced ID Corporation
         (808) 591-1111 or ir@advancedidcorp.com

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimates as to projections are "forward-looking statements". Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

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